Exhibit 3.2

BYLAWS

OF

QUALSTAR CORPORATION

A Nevada corporation

(the “Corporation”)

ARTICLE I

OFFICES

Section 1.1Principal Office. The principal executive office shall be at such place as the Board of Directors (the “Board”) may designate from time to time.

Section 1.2 Registered Office. The registered office in the State of Nevada and the registered agent at such address shall be as stated in the Articles of Incorporation (as amended, the “Articles”) or as the Board may designate.

Section 1.3Other Offices. The Corporation may maintain offices within or outside Nevada as the Board may determine.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1Annual Meeting. The annual meeting of stockholders shall be held on such date and at such time as may be fixed by the Board. If the Board does not fix a date, the annual meeting may be held at such time as determined by the Chair of the Board (the “Chair”) or the Chief Executive Officer. At each annual meeting, directors shall be elected, reports of the affairs of the Corporation may be considered, and any other business that is a proper subject for stockholder action under the Nevada Revised Statutes (the “NRS”) may be transacted, provided that no business shall be conducted except (a) as specified in the Corporation’s notice of meeting, (b) by or at the direction of the Board, or (c) by a stockholder who is a stockholder of record at the time of giving notice, on the record date, and at the meeting, and who timely delivers written notice to the Secretary in compliance with Section 2.12.

Section 2.2Special Meetings. Special meetings of stockholders may be called at any time by (i) the Board, (ii) the Chair, or (iii) the Chief Executive Officer. In addition, the Board shall call a special meeting upon the written request (each, a “Special Meeting Request”) of one or more record holders that, in the aggregate, own at least twenty-five percent (25%) of the voting power of the outstanding shares entitled to vote on the proposed matter; provided that each Special Meeting Request: (a) states the specific business proposed (which must be a proper subject for stockholder action under the NRS), (b) is signed and dated by each requesting record holder and delivered to the Secretary at the Corporation’s principal executive office, (c) includes reasonable evidence of ownership and the date(s) thereof for each requesting holder (and, if applicable, each beneficial owner on whose behalf the request is made), and (d) includes an undertaking by each requesting holder to continue to own at least the required ownership level through the date of the meeting and to appear in person or by proxy to present the requested business.

The Board shall determine the date, time, place (or means of remote communication) and record date for any special meeting properly requested. Business at a special meeting shall be limited to the purpose(s) stated in the notice of meeting. The Board may refuse to call (or may cancel) a special meeting if: (i) the request does not comply with this Section 2.2 or Section 2.12;

(ii) the proposed business is not a proper subject for stockholder action; (iii) a substantially similar item was presented at any meeting within the preceding twelve (12) months; or (iv) a substantially similar item is already included in the notice for a meeting to be held within ninety (90) days after receipt of the request or has been substantially implemented.

If, before the special meeting, the aggregate ownership of the requesting holders falls below the required percentage or any holder fails to comply with this Section 2.2 or Section 2.12, the Board may revoke the notice of meeting or cancel the meeting.

Section 2.3Place; Remote Communication. Meetings may be held at any place designated by the Board or by means of remote communication to the extent permitted by the NRS. Participation by remote communication constitutes presence in person for all purposes.

Section 2.4Record Dates. The Board shall fix record dates for notice and voting. If no record date is fixed, the record date shall be as provided by the NRS.

Section 2.5Notice of Meetings. Written notice stating the date, time, and place (or means of remote communication) of each meeting, and in the case of a special meeting, the purpose(s) thereof, shall be given to each stockholder entitled to vote not less than ten (10) nor more than sixty (60) days before the meeting, unless a different period is required by law. Notice shall be delivered personally, by mail, courier, or electronic transmission (to the extent permitted by law) to the stockholder’s address or electronic contact information appearing in the Corporation’s records. Notice shall be deemed given when so delivered, sent, or mailed. Minor defects in or non-receipt of notice shall not affect the validity of any action taken at a meeting duly called and noticed in accordance with these Bylaws..

Section 2.6Quorum. Unless otherwise required by law, the Articles, or these Bylaws, the holders of a majority of the voting power of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum. The stockholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of stockholders leaving less than a quorum, provided that any action (other than adjournment) is approved by a majority of the voting power of the shares present in person or represented by proxy and entitled to vote.

Section 2.7Voting; Elections. Directors shall be elected by a plurality of the votes cast at a meeting at which a quorum is present. No cumulative voting is permitted. All other matters shall, unless a greater vote is required by law, the Articles, or these Bylaws, be decided by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. Except as otherwise provided by law, the Articles, or these Bylaws, each share entitled to vote shall be entitled to one vote on each matter submitted to stockholders, and fractional shares shall not be entitled to any vote.

Section 2.8Proxies. Every person entitled to vote or to execute consents may do so either in person or by one or more agents authorized by a written proxy or by a proxy authorized by electronic transmission, executed by such person or their duly authorized agent and filed with the Secretary of the Corporation. Any proxy so executed shall remain in full force and effect until revoked by (a) a later-dated proxy or an instrument of revocation filed with the Secretary prior to the vote pursuant thereto, (b) the attendance of the stockholder at the meeting and voting in person, or (c) written notice to the Corporation of the death or incapacity of the person executing the proxy before the vote is counted. Unless the proxy provides for a longer period (not to exceed seven (7) years from the date of execution), a proxy shall be valid for six (6) months from such date.

Section 2.9Adjournments; Postponements. The chair of the meeting (the “Meeting Chair”) may adjourn or postpone any meeting of stockholders for any reason, whether or not a quorum is present. If the date, time, and place (or means of remote communication) of the reconvened meeting are announced at the meeting at which the adjournment is taken, no further notice of such reconvened meeting shall be required unless (a) the meeting is adjourned to a date more than thirty (30) days after the date for which the meeting was originally noticed, or (b) a new record date for such meeting is fixed after the adjournment, in which case notice of the reconvened meeting shall be given to each stockholder of record entitled to vote thereat in accordance with these Bylaws and applicable law.

Section 2.10Conduct of Meetings; Inspectors.

a.Procedure. The Meeting Chair, or such other person as the Board may designate, shall preside at each meeting of stockholders and shall determine the order of business and the rules of procedure to be followed, including, without limitation, the conduct of discussion, the manner of voting, the adjournment or recess of the meeting, and whether business or nominations were properly brought before the meeting. Without limiting the generality of the foregoing, the Meeting Chair may declare any defective nomination or other business not properly brought before the meeting to be out of order. The rulings of the Meeting Chair on all matters of order, procedure, and qualification of business or nominations shall be conclusive and binding upon all participants.

b.Inspectors. The Board or the Meeting Chair may appoint one or more inspectors of election (other than any person who is a nominee for election as a director). Each inspector shall act impartially and in good faith to the best of such inspector’s ability. The inspectors’ duties may include: determining the number of shares outstanding and the voting power of each; verifying the shares represented at the meeting and the existence of a quorum; examining the validity and effect of proxies; receiving votes, ballots, or consents; hearing and determining all challenges and questions arising in connection with the right to vote; counting and tabulating all votes or consents; determining when the polls shall close; certifying the results; and performing such other acts as are proper to conduct the election or vote fairly. In determining the validity and effect of proxies, the dates on the forms of proxy shall presumptively determine their order of execution, regardless of postmark dates. Each report or certificate of the inspectors shall constitute prima facie evidence of the facts stated therein.

Section 2.11Stockholder Action by Written Consent. Except as otherwise expressly provided by the terms of any series of Preferred Stock or by the Articles, any action required or permitted to be taken by the stockholders must be effected only at a duly called annual or special meeting and may not be effected by written consent or electronic transmission.

Section 2.12Stockholder Notice for Business and Nominations.

a.Timely Notice. To be timely, a stockholder’s notice of business to be conducted at an annual meeting under Section 2.1 must be delivered to the Secretary at the Corporation’s principal executive offices not earlier than the 120th day and not later than the 90th day before the first anniversary of the prior year’s annual meeting. If the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice must be delivered not later than the 10th day following the first public announcement of the meeting date (for these purposes, “public announcement” means disclosure in a press release or filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). Each stockholder shall promptly update or supplement its notice so that the information provided is true and correct as of the record date and as of ten (10) days prior to the meeting.

b.Required Disclosures. A stockholder’s notice shall set forth in writing:

i.with respect to nominees, (A) all information required in a proxy solicitation under the Exchange Act (including a completed director questionnaire in the form provided by the Secretary), (B) the nominee’s material interests in other entities and any litigation history (as plaintiff or defendant), (C) a representation of compliance with all applicable policies and requirements, and (D) a description of any derivative, swap, option, short position, or other hedging or synthetic arrangement relating to any security of the Corporation beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the stockholder, any affiliate, or any associated person

ii.the name and address of the stockholder giving notice and the name of each proposed nominee;

iii.a representation that the stockholder is a holder of record entitled to vote at the meeting and intends to appear in person or by proxy;

iv. a description of all arrangements or understandings between the stockholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder and each nominee or any other person relating to such nomination or proposal;

v.the class and number of shares of the Corporation that are beneficially owned by such stockholder and by any other stockholders known by such stockholder to be supporting such nominees as of the date of such stockholder’s notice;

vi.such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

vii.the written consent of each nominee to serve as a director of the Corporation if elected.

c.Universal Proxy Rule Compliance. Any stockholder directly or indirectly soliciting proxies in support of nominees other than the Corporation’s nominees shall (i) represent that it will comply with Rule 14a-19 under the Exchange Act, including the requirement to solicit holders of shares representing at least 67 percent (67%) of the voting power entitled to vote in the election of directors, (ii) no later than five (5) business days before the meeting provide reasonable evidence of such compliance, and (iii) promptly notify the Corporation of any change to previously provided information.

d.Consequences of Non-Compliance. If a stockholder (i) fails to comply with the requirements of Rule 14a-19, (ii) fails to timely deliver the representations, evidence or updates required by this Section 2.12, or (iii) otherwise breaches any of the representations made or requirements imposed herein, the Corporation may disregard any proxies or votes solicited for such stockholder’s nominees, and such nominations or business shall be declared out of order and disregarded by the Meeting Chair. The Meeting Chair’s determination shall be final and binding on all parties.

e.Exchange Act Compliance. The stockholder shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12.

f.No Reset of Notice Window. No adjournment, postponement, rescheduling, judicial order, or other delay of any annual or special meeting, nor any change in the record date for such meeting, shall commence, reopen, or otherwise extend the period for the giving of notice of nominations or other business by any stockholder under this Section 2.12. For the avoidance of doubt, the reconvening of an adjourned or postponed meeting, or any public announcement of a new or anticipated meeting date, shall not reopen or extend the deadline for notice under this Section 2.12. All previously delivered notices shall remain effective for the meeting as so adjourned or postponed.

g.Invalid Proposals. No nomination of director candidates or proposal of business by any stockholder shall be valid or recognized unless made in compliance with this Section 2.12 and all applicable law.

Section 2.13Validation of Defectively Called or Noticed Meetings. The actions taken at any annual or special meeting of stockholders, however called or noticed, shall be valid as if the meeting had been duly called and noticed, provided that a quorum is present in person or represented by proxy. If, either before or after the meeting, each person entitled to vote who was not present (in person or by proxy), or who, though present, properly objected at the beginning of the meeting to the transaction of business because the meeting was not lawfully called or convened or because specific business legally required to be included in the notice was omitted, executes a written or electronic waiver of notice, a consent to the holding of the meeting, or an approval of the minutes thereof, the proceedings at such meeting shall be deemed valid. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 Powers; Number; Qualification. The business and affairs of the Corporation shall be managed by or under the direction of the Board subject to applicable stock exchange rules. The number of directors shall be fixed from time to time by resolution of the Board, subject to the Articles and applicable law. The Board may exercise all powers permitted by the NRS to conduct, manage, and control the affairs and business of the Corporation, and to make such rules and regulations therefor, not inconsistent with law or with the Articles or these Bylaws, as the Board may deem advisable, including, without limitation, authority to:

a.authorize the issuance of shares of stock of the Corporation from time to time, upon such terms as may be lawful;

b.declare dividends on the Corporation’s outstanding stock subject to compliance with the NRS;

c.adopt, amend, or repeal these Bylaws;

d.select and remove all officers, agents, and employees of the Corporation, prescribe their powers and duties consistent with law and these Bylaws, fix their compensation, and require from them security for faithful service; and

e.authorize contracts, borrow money, and incur indebtedness, and cause to be executed and delivered in the Corporation’s name promissory notes, bonds, debentures, deeds of trust, mortgages, pledges, or other evidences of indebtedness and security therefor.

Section 3.2Election; Term. Directors shall be elected at each annual meeting of stockholders. If, for any reason, the annual meeting is not held or the election of directors is not completed at such meeting, the election may be held at a special meeting of stockholders called for that purpose. Each director shall hold office until such director’s successor has been duly elected and qualified, or until such director’s earlier resignation, removal, or death, all as provided in the Articles and these Bylaws.

Section 3.3Vacancies; Newly Created Directorships; Resignations.

a.Unless otherwise required by law or the Articles, any vacancy on the Board, however occurring, and any newly created directorship resulting from an increase in the authorized number of directors, may be filled exclusively by a majority of the directors then in office, even though less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal, or death. No reduction in the number of directors shall shorten the term of any incumbent director.

b.Any director may resign effective upon giving written notice to the Chair, the President, the Secretary, or the Board, unless the notice specifies a later time for the effectiveness of such resignation.  If the Board accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have power to elect a successor to take office when the resignation is to become effective.

c.No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of their term of office.

Section 3.4Removal. Any or all of the directors may be removed, with or without cause, by the vote required by the Articles or applicable law.

Section 3.5Regular and Special Meetings; Notice. Regular meetings may be held without notice at such times and places as the Board determines. Special meetings may be called by the Chair, the Chief Executive Officer, or any two directors on at least twenty-four(24) hours’ notice (or shorter notice in urgent circumstances) stating date, time and place (or means of remote communication).

Section 3.6Quorum. A quorum of the Board shall consist of a majority of the total number of directors then in office, but in no event fewer than one director.

Section 3.7Action Without a Meeting. To the fullest extent permitted by Section 78.315(2) of the NRS, as the same may be amended from time to time, any action required or permitted to be taken at a meeting of the Board or any committee thereof may be taken by written consent of not less than a majority of the directors or members of the committee then in office. Any such written consent or consents shall be filed with the minutes of the proceedings of the

Board or committee and shall have the same force and effect as a vote of such directors or committee members at a duly held meeting.

Section 3.8Committees. The Board may designate one or more committees, each to consist of one or more directors, and may delegate to such committees any authority of the Board to the extent permitted by law. Each committee shall keep regular minutes and report to the Board.

Section 3.9Chair of the Board. The Board may elect a Chair, who shall preside at meetings of the Board and stockholders and have such other powers as the Board designates.

Section 3.10Participation in a Meeting; Required Vote. Members of the Board may participate in and hold a meeting through use of conference telephone or similar communications equipment, so long as all members participating in such meeting can hear one another.  Participation in a meeting as permitted in the preceding sentence constitutes presence in person at such meeting.  Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present (as determined under Section 3.6 above) shall be regarded as the act of the Board, unless a greater number, or the same number after disqualifying one or more directors from voting, is required by law, by the Articles or by these Bylaws.  A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, provided that any action taken is approved by at least a majority of the required quorum for such meeting.

Section 3.11Validation of Defectively Called or Noticed Meetings.  The transactions of any meeting of the Board, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum is present and if, either before or after the meeting, each of the directors not present or who, though present, has, prior to the meeting or at its commencement, protested the lack of proper notice given, signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof.  All such waivers, consents or approvals shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.12Adjournment.  A quorum of the directors may adjourn any directors’ meeting to meet again at a stated day and hour; provided, however, that in the absence of a quorum a majority of the directors present at any directors’ meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of adjournment.  Otherwise notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place are fixed at the meeting adjourned.

Section 3.13Fees and Compensation. Directors and members of committees may receive such compensation, if any, for their services, and such reimbursement for expenses, as may be fixed or determined by resolution of the Board.

ARTICLE IV

OFFICERS

Section 4.1Officers; Election; Term. The officers of the Corporation shall be a President, a Secretary, and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board, a Chair, a Chief Executive Officer, one or more Vice Presidents, one or more Assistant Secretaries, and one or more assistant financial officers. Subject to the control of the Board, the Board may appoint, and may empower the Chief Executive Officer or the President to appoint, such other officers as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine. Any two or more offices may be held by the same person.

Section 4.2Removal; Resignation; Vacancies.

a.Removal. Any officer may be removed, either with or without cause, by the Board at any regular or special meeting thereof, or—except in the case of an officer chosen by the Board—by any officer upon whom such power of removal may be conferred by the Board (subject, in each case, to the rights, if any, of the officer under any contract of employment).

b.Resignation. Any officer may resign at any time by giving written notice to the Board, without prejudice, however, to the rights, if any, of the Corporation under any contract to which such officer is a party. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified, acceptance of such resignation shall not be necessary to make it effective.

c.Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to such office.

Section 4.3Chair of the Board. The Chair, if there shall be such an officer, shall, if present, preside at all meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to such officer by the Board or prescribed by these Bylaws.

Section 4.4Chief Executive Officer. The Chief Executive Officer of the Corporation, if there shall be such an officer, shall, subject to the control of the Board, have general supervision, direction, and control of the business of the Corporation. The Chief Executive Officer shall exercise the duties usually vested in the chief executive officer of a corporation and perform such other powers and duties as may be assigned to such officer from time to time by the Board or prescribed by these Bylaws.  In the absence of the Chair, the Chief Executive Officer shall preside at meetings of the Board.

Section 4.5President. Subject to such supervisory powers, if any, as may be given by the Board to the Chief Executive Officer, if there shall be such an officer, the President shall, subject to the control of the Board, have general supervision, direction and control of the business of the Corporation. The President shall have the general powers and duties of management typically vested in the office of the president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these Bylaws.  In the absence of the Chair and the Chief Executive Officer, the President shall preside at meetings of the Board.

Section 4.6Vice President. In the absence or disability of the President, the Vice Presidents in order of their rank as fixed by the Board or, if not ranked, the Vice President designated by the Board, shall perform all the duties of the President, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President.  The Vice Presidents shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, the Chief Executive Officer, the President, or these Bylaws.

Section 4.7Secretary.

a.The Secretary shall record or cause to be recorded, and shall keep or cause to be kept, at the principal executive office and such other place as the Board may order, a book of minutes of actions taken at all meetings of directors and stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors’ meetings, the number of shares present or represented at stockholder meetings, and a summary of the proceedings thereof.

b.The Secretary shall keep, or cause to be kept, at the principal executive office or at the office of the Corporation’s transfer agent, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation.

c.The Secretary shall give, or cause to be given, notice of all the meetings of the stockholder and of the Board required by these Bylaws or by law to be given, and shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board or by these Bylaws.

Section 4.8Chief Financial Officer. The Chief Financial Officer of the Corporation shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation.  The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board. The Chief Financial Officer shall make such disbursements of the funds of the Corporation as may be authorized by the Board, shall render to the Chief Executive Officer, the President and the directors, whenever requested, an account of all of such officer’s transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board or these Bylaws.

Section 4.9Delegation. The Board may delegate authority to any officer or agent it chooses.

ARTICLE V

INDEMNIFICATION, ADVANCEMENT AND EXCULPATION

Section 5.1Indemnification of Directors and Officers.

a.Indemnitees. The Corporation shall indemnify, to the fullest extent permitted by Chapter 78 of the NRS as the same exists or may hereafter be amended, any person who is or was a director or officer of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (each, an “Indemnitee”), against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that such person is or was serving in such capacity.

b.Mandatory Indemnification. Indemnification under this Section 5.1 shall be mandatory unless a determination is made, in accordance with Section 78.7502 of the NRS, that the Indemnitee is not entitled to indemnification under applicable law. Any such determination shall be made (i) by the Board by a majority vote of directors who are not parties to the Proceeding (and if only one such disinterested director exists, such director alone may make the determination), or (ii) if there are no such disinterested directors or if such disinterested director declines to act, by independent legal counsel in a written opinion.

c.Standard of Proof. For purposes of this Article V, any determination that the Indemnitee is not entitled to indemnification shall require a specific finding, based on clear and convincing evidence, that the Indemnitee’s conduct constituted intentional misconduct, fraud, or a knowing violation of law. The termination of any Proceeding by judgment, order, settlement, conviction, or plea shall not, of itself, create a presumption that the Indemnitee is not entitled to indemnification.

Section 5.2Advancement of Expenses. To the fullest extent permitted by the NRS, expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding shall be paid by the Corporation in advance of the final disposition thereof, without regard to the person’s ultimate entitlement to indemnification, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such amounts if it shall ultimately be determined that such Indemnitee is not entitled to indemnification hereunder. Such advancement shall continue through all levels of appeal and shall not require any further authorization or determination.

Section 5.3Exculpation of Directors and Officers. To the fullest extent permitted by Section 78.138 of the NRS or any successor provision, as the same exists or may hereafter be amended, no director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law. No amendment to or repeal of this Section 5.3 shall apply to or have any effect on the liability or alleged liability of any director or officer for acts or omissions occurring prior to such amendment or repeal. The protections of this Section 5.3 are intended to be in addition to, and not in limitation of, any protections provided by applicable law and shall be interpreted liberally in favor of the Indemnitee.

Section 5.4Indemnification of Employees and Agents. The Corporation may, to the fullest extent permitted by law, indemnify and advance expenses to any person who is or was an employee or agent of the Corporation (other than a director or officer) to the same extent, or to any lesser extent, as may be determined by the Board of Directors in its sole discretion.

Section 5.5Non-Exclusivity. The indemnification and advancement rights provided by this Article V shall not be exclusive of any other rights to which any Indemnitee may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, and shall continue as to an Indemnitee who has ceased to serve in the capacity which initially entitled such person to indemnification or advancement.

Section 5.6Survival; Vested Rights. The rights to indemnification and advancement set forth in this Article V shall be deemed to create contractual rights in favor of each Indemnitee, shall vest upon the commencement of such Indemnitee’s service to or at the request of the Corporation, and shall continue as to such Indemnitee thereafter, including after such Indemnitee has ceased to serve in such capacity, and shall inure to the benefit of such Indemnitee’s heirs, executors, and administrators. No amendment, repeal, or modification of this Article V shall adversely affect any right or protection of any Indemnitee for or with respect to any acts or omissions of such Indemnitee occurring prior to such amendment, repeal, or modification.

Section 5.7Insurance. To the fullest extent permitted by the NRS, the Corporation may purchase and maintain insurance on behalf of any Indemnitee, whether or not the Corporation would have the power to indemnify such person under this Article V, against any liability asserted against or incurred by such person in any capacity arising out of such person’s status or activities in such capacity.

Section 5.8Severability. If any provision of this Article V shall be held invalid, illegal, or unenforceable for any reason, the remaining provisions shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

ARTICLE VI

STOCK; TRANSFERS; LEDGER

Section 6.1Certificates; Uncertificated Shares. Shares of the Corporation may be issued in certificated or uncertificated form, as determined from time to time by the Board, subject to applicable law and the rules of any stock exchange on which the Corporation’s securities are listed. If shares are issued in uncertificated form, the Corporation shall comply with all applicable notice and record-keeping requirements.

Section 6.2Transfers. Transfers of shares shall be made on the books of the Corporation only by the holder of record or such holder’s duly authorized agent and, in the case of certificated shares, only upon surrender of the certificate(s) properly endorsed for transfer. All transfers shall be subject to applicable law and to the reasonable regulations of the Corporation or its transfer agent.

Section 6.3Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate in place of any certificate alleged to have been lost, stolen, or destroyed upon receipt of satisfactory evidence of such loss, theft, or destruction and upon such terms, including the posting of a bond of indemnity, as the Board or the transfer agent may prescribe.

Section 6.4Stock Ledger; Record Holder. The Corporation shall maintain, directly or through its transfer agent, a stock ledger that records the registered holders of the Corporation’s shares. The Corporation shall be entitled to treat the holder of record of any share as the absolute owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not the Corporation shall have notice thereof.

ARTICLE VII

NOTICES; WAIVERS; FORUM

Section 7.1Notices. Notices may be delivered personally, by mail, courier, confirmed electronic transmission, or by any other method permitted by law.

Section 7.2Waiver of Notice. Notice may be waived in writing or by attendance at the meeting without objection.

Section 7.3Exclusive Forum; Securities Claims.

a.Exclusive Nevada Forum for Internal Affairs Claims. Unless the Corporation consents in writing to the selection of an alternative forum, the state courts located within the State of Nevada (and, if and only if such courts lack subject matter jurisdiction, the federal district courts of the United States located in the State of Nevada) shall be the sole and exclusive forum for:

i.any derivative action or proceeding brought on behalf of the Corporation;

ii.any action asserting a claim for breach of fiduciary duty owed by any director, officer, employee, agent, or stockholder of the Corporation to the Corporation or its stockholders;

iii.any action arising under the NRS, the Articles or these Bylaws; or

iv.any action asserting a claim governed by the internal affairs doctrine.

b.Federal Forum for Securities Claims. Notwithstanding subsection (a), unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, or any similar federal securities law, rule, or regulation.

c.Deemed Consent by Stockholders. Any person or entity purchasing or otherwise acquiring any interest in capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.3.

d.Enforcement; Costs of Violation. If any action is brought in violation of this Section 7.3, such action shall be subject to dismissal by the Corporation as improper venue. A court of competent jurisdiction, in its discretion, may award the Corporation its reasonable costs and expenses (including attorneys’ fees) if it determines that the plaintiff acted in bad faith by filing such action in contravention of this Section 7.3. No plaintiff may object to enforcement of this Section 7.3 on the basis of forum non conveniens, improper venue or any similar doctrine.

e.Discretionary Consent to Alternative Forum. Notwithstanding the foregoing, the Corporation may, but is not obligated to, consent in writing to the selection of an alternative forum if the Board determines that doing so is in the best interests of the Corporation.

ARTICLE VIII

MISCELLANEOUS

Section 8.1Corporate Seal. The Board may adopt a corporate seal in such form as it deems appropriate, but the absence of a seal shall not affect the validity or enforceability of any document executed on behalf of the Corporation.

Section 8.2Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board and may be changed from time to time as the Board deems advisable.

Section 8.3Loans to Officers, Directors and Employees. The Corporation may, to the extent permitted by law and applicable stock-exchange rules, lend money to, or guarantee the obligations of, any director, officer, or employee of the Corporation or any subsidiary whenever, in the judgment of the Board, such loan or guarantee may reasonably be expected to benefit the Corporation.

Section 8.4Preemptive Rights. No stockholder shall have any preemptive or preferential right to subscribe for or purchase any securities of the Corporation unless expressly granted by the Articles or by written agreement approved by the Board.

Section 8.5Inspection of Corporate Records. To the fullest extent permitted by Section 78.257 of the NRS or any successor provision, stockholders shall have the right to inspect only such books and records of the Corporation as are required by law to be made available, and solely for a proper purpose reasonably related to such person’s interest as a stockholder. The Corporation may require that any such inspection be conducted at such reasonable time, place, and manner as the Corporation designates, be subject to such confidentiality or nondisclosure obligations as the Corporation deems appropriate, and exclude materials protected by the attorney-client privilege, the work-product doctrine, or any other applicable protection.

Section 8.6Amendment or Repeal of Certain Provisions. Notwithstanding any other provision of these Bylaws, Article V, Section 7.3, and Section 8.6 shall not be amended or repealed, nor shall any provision inconsistent therewith be adopted, without the affirmative vote of both the Board and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the Corporation entitled to vote thereon. Any amendment or repeal of such provisions shall not adversely affect the rights of any affected person arising out of actions or omissions occurring prior to the time of such amendment or repeal, regardless of whether such affected person continues to serve in the relevant capacity at the time of such amendment or repeal.

Section 8.7Notices. Except as otherwise required by law or the Articles, any notice required to be given to any director or stockholder may be given by mail, courier, electronic transmission or any other means reasonably calculated to reach such person, and shall be deemed given at the earliest of (a) when delivered personally, (b) when sent by electronic transmission, or (c) when deposited in the United States mail or with a reputable courier service, postage or charges prepaid, addressed to such person at the address appearing in the Corporation’s records.

Section 8.8Waiver of Notice. Any director or stockholder may waive notice of any meeting or action by written waiver or by attendance at such meeting without objection, and such waiver shall be deemed the equivalent of proper notice.

Section 8.9Governing Law. These Bylaws shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-laws principles that would result in the application of the laws of another jurisdiction.

ARTICLE IX

EMERGENCY BYLAWS

Section 9.1Emergency Powers. To the fullest extent permitted by Section 78.407 of the NRS, in the event of any emergency, catastrophe, or other similar condition (including, without limitation, a public health crisis, natural disaster, declared state of emergency, war, terrorist attack, or the sudden death, incapacity, or unavailability of directors or officers) as a result of which a quorum of the Board or any committee thereof cannot readily be convened, the following provisions shall apply notwithstanding any other provision of these Bylaws:

a.Deemed Directors. Any director or officer of the Corporation who is able to be contacted and willing to serve shall be deemed a director, pro tempore, for purposes of establishing a quorum and acting on behalf of the Corporation. If no director is available, any officer shall be deemed a director for such purpose.

b.Temporary Officers; Transfer of Authority. Any available officer or director may exercise the authority of any officer who is unavailable, including the authority to execute contracts, notices, certificates, regulatory filings, banking instructions, or other instruments necessary to continue the Corporation’s operations.

c.Indemnification and Ratification. All actions taken in good faith pursuant to this Section shall be deemed authorized and approved by the Board and for the benefit of the Corporation, and no such person shall be liable therefor except for willful misconduct. Such actions shall be conclusively ratified upon termination of the emergency.

d.Duration. These provisions shall remain operative only during the existence of the emergency and shall cease to apply when a quorum of the Board or a committee thereof can again be readily convened. During any such emergency, the Board (or, if it cannot convene, any officer acting pursuant to this Section) may adopt such further emergency bylaws or procedures as may be necessary to carry on the business of the Corporation.

This Section shall be construed broadly to ensure the continued management and operation of the Corporation and shall override any contrary provision in these Bylaws during the period of such emergency.

ARTICLE X

AMENDMENTS

Subject to the Articles and applicable law, these Bylaws may be adopted, amended, or repealed by (a) the Board or (b) the holders of a majority of the voting power of the outstanding shares entitled to vote thereon, unless a greater vote is required by the Articles, these Bylaws, or the NRS.

ARTICLE XI

INTERPRETATION; SEVERABILITY

Section 11.1Interpretation. These Bylaws shall be construed, interpreted, and applied to give maximum effect to the Articles and to the provisions of the NRS, and to preserve the validity of all actions lawfully taken by the Board and the stockholders. In the event of any conflict between these Bylaws and the Articles, the provisions of the Articles shall control to the fullest extent permitted by law.

Section 11.2Severability. If any provision of these Bylaws or the application thereof to any person or circumstance is held to be invalid, illegal, or unenforceable to any extent, the remainder of these Bylaws and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.